MGE Energy, Inc.
Madison Gas and Electric Company

Exhibit Index to Form 8-K
Dated August 1, 2003

Exhibit No.
99.1 Press release of MGE Energy, Inc. issued on August 1, 2003.

NEWS

Contact: Steve Kraus, 608-252-7907

MGE Energy Reports Second Quarter Results

Madison, Wis., August 1, 2003--MGE Energy Inc. (Nasdaq: MGEE) today reported second quarter net income of $5.8 million or 33 cents per share compared to $4.4 million or 26 cents per share last year. MGE Energy's net income for the six months ended June 30, 2003, was $15.2 million or 86 cents per share compared to $15.4 million or 90 cents per share for the same period last year. MGE Energy's operations are based primarily on its utility subsidiary, Madison Gas and Electric Company (MGE).

Electric revenues increased $4.1 million for the second quarter. MGE's electric margin (revenues less fuel costs) increased $4.4 million. MGE's fuel for electric generation and purchased power costs decreased $0.3 million for the quarter. This is due in part to a decrease in energy sold for the quarter. Because of the mild spring weather, MGE was able to take advantage of lower market costs for purchased energy and save on fuel costs.

MGE's gas revenues increased $4.5 million in the second quarter due to increased cost of gas offset by a 2.8% decrease in retail gas delivered when compared to last year. MGE's gas margin (revenues less purchased gas costs) increased $0.9 million for the second quarter 2003.

Operations expenses increased $3.6 million during the second quarter 2003 due mainly to increases in transmission wheeling charges ($2.2 million), employee pensions and benefits ($1.1 million) and distribution costs ($0.2 million). Maintenance costs increased $0.4 million. Depreciation expenses were down $1.2 million for the quarter since MGE had no decommissioning expense for the Kewaunee Nuclear Power Plant (Kewaunee) during the quarter. MGE sold its interest in Kewaunee to Wisconsin Public Service Corporation in September 2001.

MGE Energy is a public utility holding company. Its principal subsidiary, MGE, generates and distributes electricity to nearly 130,000 customers in Dane County and purchases and distributes natural gas to more than 126,000 customers in seven south-central and western Wisconsin counties. MGE has served the Madison area since 1896.

MGE Energy Inc.
(In thousands, except per-share amounts)
(Unaudited)

	2003	2002
Three Months Ended June 30
Operating revenue	$82,648	$74,004
Operating income	$11,633	$9,188
Net income	$5,833	$4,419
Earnings per share (basic and diluted)	$0.33	$0.26
Average shares outstanding (basic and diluted)	17,787	17,245
Six Months Ended June 30
Operating revenue	$211,142	$172,276
Operating income	$29,084	$29,459
Net income	$15,208	$15,441
Earnings per share (basic and diluted)	$0.86	$0.90
Average shares outstanding (basic and diluted)	17,711	17,183
Twelve Months Ended June 30
Operating revenue	$385,962	$313,694
Operating income	$57,755	$50,087
Net income	$28,960	$27,783
Earnings per share (basic and diluted)	$1.65	$1.63
Average shares outstanding (basic and diluted)	17,573	17,054

# # #